As filed with the Securities and Exchange Commission on January 17, 2012

Registration No. 333-174744

Registration No. 333-111364

Registration No. 333-71384

Registration No. 333-63442

Registration No. 333-81063

Registration No. 33-45482

Registration No. 33-37567

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CRACKER BARREL OLD COUNTRY STORE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Tennessee	62-0812904
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

305 Hartmann Drive

Lebanon, Tennessee 37088

(Address and Zip Code of Principal Executive Offices)

Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan

Cracker Barrel Old Country Store, Inc. 2002 Omnibus Incentive Compensation Plan

CBRL Group, Inc. 2000 Non-Executive Stock Option Plan

Cracker Barrel Old Country Store, Inc. 1989 Non-Employee Director’s Stock Option Plan

Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan

(Full title of the Plans)

Michael J. Zylstra

Vice President, Chief Legal Officer and Secretary

Cracker Barrel Old Country Store, Inc.

305 Hartmann Drive

Lebanon, Tennessee 37088

(615) 444-5533

(Name, Address and Telephone number, including area code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Amendment”) to the registration statements on Form S-8, File Nos. 333-174744, 333-111364, 333-71384, 333-63442, 333-81063, 33-45482 and 33-37567 (the “Registration Statements”), is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”) by the Successor Registrant (defined below), as the successor registrant to the Predecessor Registrant (defined below). This succession has occurred as part of a planned internal recapitalization of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Predecessor Registrant”), through its completion of a merger (the “Merger”) with and into CBOCS, Inc., a Tennessee corporation and, prior to the Merger, a wholly-owned subsidiary of the Predecessor Registrant (the “Successor Registrant”), such that the Predecessor Registrant’s separate corporate existence ceased and the Successor Registrant continued as the surviving corporation, in accordance with the Agreement and Plan of Merger, dated October 11, 2011 by and between the Predecessor Registrant and the Successor Registrant (the “Merger Agreement”). Upon consummation of the Merger, the Successor Registrant changed its name to “Cracker Barrel Old Country Store, Inc.”

The Merger was effected on December 23, 2011, pursuant to the Merger Agreement, after the Merger was approved by the shareholders of the Predecessor Registrant at the 2011 Cracker Barrel Old Country Store, Inc. Annual Meeting of shareholders held on December 20, 2011. Pursuant to the Merger, the outstanding shares of the Predecessor Registrant’s common stock, par value $0.01 per share, were converted into an equivalent number of shares of the Successor Registrant’s common stock. As a result, the shares of common stock of the Successor Registrant are owned directly by the Predecessor Registrant’s shareholders in the same proportion as their ownership of the Predecessor Registrant’s shares of common stock immediately prior to the Merger. Each person that held rights to purchase, or other rights to or interests in, shares of common stock of the Predecessor Registrant under any stock option, stock purchase or compensation plan or arrangement of the Predecessor Registrant immediately prior to the Merger holds a corresponding number of rights to purchase, and other rights to or interests in, shares of common stock of the Successor Registrant. Shareholders are not required to exchange their existing stock certificates of the Predecessor Registrant, which now represent the same number of shares of the Successor Registrant.

The Successor Registrant is a publicly traded company with reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Outstanding shares of the Successor Registrant’s common stock retain the same CUSIP number as the corresponding shares of the Predecessor Registrant prior to the Merger, and the Successor Registrant’s common stock continues to be listed on The NASDAQ Global Select Market under the same ticker symbol formerly used by the Predecessor Registrant, “CBRL”. The Merger did not result in any material changes in the business, offices, assets, liabilities, obligations, net worth, directors, officers or employees of the Successor Registrant as compared to the Predecessor Registrant. The Successor Registrant continues to maintain its principal executive offices at 305 Hartmann Drive, Lebanon, Tennessee 37087.

In accordance with paragraph (d) of Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statements as its own registration statements except as amended by this Amendment, for all purposes of the Securities Act and the Exchange Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by the Successor Registrant or the Predecessor Registrant, are incorporated by reference in this registration statement:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for the year ended July 29, 2011;

(b)	The Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarter ended October 28, 2011;

(c)	The Predecessor Registrant’s Current Reports on Form 8-K filed on August 1, 2011, August 2, 2011, August 10, 2011, September 15, 2011, September 23, 2011, September 28, 2011, October 14, 2011 and December 12, 2011;

(d)	The Successor Registrant’s Current Reports on Form 8-K filed on December 23, 2011 and December 27, 2011; and

(e)	The description of the Predecessor Registrant’s Common Stock, par value $.01 per share, contained in its Registration Statement on Form 8-A filed with the SEC on December 30, 1998 (File No. 000-25225), including any subsequent amendment or any report filed for the purpose of updating such description

All documents filed by the Successor Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he or she reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he or she reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

The Successor Registrant’s Charter provides that no director will be personally liable to the corporation or its shareholders for monetary damages for breach of any fiduciary duty as a director except for liability for (i) any breach of the director’s duty of loyalty, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for the types of liability set forth in Section 14-18-304 of the TBCA, which provides that directors who vote for unlawful distributions of corporate funds will be held personally liable to the corporation for the amount of any such distribution.

The Successor Registrant’s Charter and Bylaws also provide that the Successor Registrant shall indemnify to the full extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, agent, or employee of the Registrant or of another corporation if serving at the request of the Successor Registrant. The Successor Registrant’s Bylaws provide further that the Successor Registrant shall advance expenses to such persons to the full extent allowed by the laws of the State of Tennessee, as now in effect and as hereafter adopted. Under the Successor Registrant’s Bylaws, such indemnification and advancement of expenses provisions are not exclusive of any other right that a person seeking indemnification may have or acquire both as to action in his or her official capacity and as to action in another capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

2.1	Agreement and Plan of Merger, dated October 11, 2011 by and between Cracker Barrel Old Country Store, Inc. and CBOCS, Inc. (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on October 14, 2011).

3.1	Charter of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 of the Successor Registrant’s Current Report on Form 8-K filed on December 23, 2011).

3.2	Bylaws of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.2 of the Successor Registrant’s Current Report on Form 8-K filed on December 23, 2011).

5.1*	Opinion of Bass, Berry & Sims PLC.

10.1	Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Predecessor Registrant’s Current Report on Form 8-K filed on December 7, 2010).

10.2	Cracker Barrel Old Country Store, Inc. 2002 Omnibus Incentive Compensation Plan (as amended to date) (incorporated by reference to Exhibit 10.2 of the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 29, 2010 and filed on March 9, 2010).

10.3	CBRL Group, Inc. 2000 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10(i) of the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended August 2, 2002 and filed on October 25, 2002).

10.4*	Cracker Barrel Old Country Store, Inc. 1989 Non-Employee Director’s Stock Option Plan (as amended to date).

10.5	Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan (as amended to date) (incorporated by reference to Exhibit 10.1 of the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 30, 2009 and filed on March 10, 2009).

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24*	Power of Attorney (included on signature page).

*	Filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Tennessee, on the 17th day of January, 2012.

CRACKER BARREL OLD COUNTRY STORE, INC.

By:	/s/ Sandra B. Cochran
Sandra B. Cochran
President and Chief Executive Officer

Each person whose signature appears below on this Post-Effective Amendment No. 1 to this registration statement hereby constitutes and appoints Michael J. Zylstra and Lawrence E. Hyatt and each of them, with full power to act without the others, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any and all amendments to this registrant’s Form S-8 registration statement and any registration statement or amendment (including post-effective amendments) under Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might and could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 17th day of January, 2012.

Signature	Title

/s/ Michael A. Woodhouse
Michael A. Woodhouse	Executive Chairman and Director

/s/ Sandra B. Cochran
Sandra B. Cochran	President, Chief Executive Officer and Director

/s/ Lawrence E. Hyatt
Lawrence E. Hyatt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Michael J. Zylstra
Michael J. Zylstra	Vice President, Chief Legal Officer and Secretary

/s/ P. Douglas Couvillion
P. Douglas Couvillion	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ James W. Bradford	Director
James W. Bradford

/s/ Robert V. Dale
Robert V. Dale	Director

/s/ Richard J. Dobkin
Richard J. Dobkin	Director

/s/ Charles E. Jones, Jr.
Charles E. Jones, Jr.	Director

/s/ B.F. Lowery
B.F. Lowery	Director

/s/ William W. McCarten
William W. McCarten	Director

/s/ Martha M. Mitchell
Martha M. Mitchell	Director

/s/ Coleman H. Peterson
Coleman H. Peterson	Director

/s/ Andrea M. Weiss
Andrea M. Weiss	Director

EXHIBIT INDEX

2.1	Agreement and Plan of Merger, dated October 11, 2011 by and between Cracker Barrel Old Country Store, Inc. and
CBOCS, Inc. (incorporated by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K filed on
October 14, 2011).

3.1	Charter of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.1 of the Successor Registrant’s Current Report on Form 8-K filed on December 23, 2011).

3.2	Bylaws of Cracker Barrel Old Country Store, Inc. (incorporated by reference to Exhibit 3.2 of the Successor Registrant’s Current Report on Form 8-K filed on December 23, 2011).

5.1*	Opinion of Bass, Berry & Sims PLC.

10.1	Cracker Barrel Old Country Store, Inc. 2010 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 of the Predecessor Registrant’s Current Report on Form 8-K filed on December 7, 2010).

10.2	Cracker Barrel Old Country Store, Inc. 2002 Omnibus Incentive Compensation Plan (as amended to date) (incorporated by reference to Exhibit 10.2 of the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 29, 2010 and filed on March 9, 2010).

10.3	CBRL Group, Inc. 2000 Non-Executive Stock Option Plan (incorporated by reference to Exhibit 10(i) of the Predecessor Registrant’s Annual Report on Form 10-K for the fiscal year ended August 2, 2002 and filed on October 25, 2002).

10.4*	Cracker Barrel Old Country Store, Inc. 1989 Non-Employee Director’s Stock Option Plan (as amended to date).

10.5	Cracker Barrel Old Country Store, Inc. Amended and Restated Stock Option Plan (as amended to date) (incorporated by reference to Exhibit 10.1 of the Predecessor Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 30, 2009 and filed on March 10, 2009).

23.1*	Consent of Bass, Berry & Sims PLC (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

24*	Power of Attorney (included on signature page).

*	Filed herewith